Equinix Investor Relations Contacts:	Equinix Media Contacts:
invest@equinix.com	press@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX REPORTS STRONG THIRD-QUARTER 2025 RESULTS
Delivers Record Bookings, Robust Revenue and Profitability, While Significantly Expanding Capacity for Long-Term Demand

•Record annualized gross bookings of $394 million, up 25% year over year and 14% over Q2 2025
•Monthly recurring revenue (MRR) increased 8% on both an as-reported and a normalized and constant currency basis over the same quarter last year
•Land acquisitions1 across Amsterdam, Chicago, Johannesburg, London and Toronto metros will support over 900 megawatts of retail and xScale® capacity at full build-out

1 Includes transactions closed to date since the Q2 2025 results conference call.
REDWOOD CITY, Calif. - October 29, 2025 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended September 30, 2025.
“Our strong Q3 performance is a clear signal of accelerating momentum, for Q4 and into 2026,” said Adaire Fox-Martin, CEO and President, Equinix. “We continue to serve the significant and sustained demand for our differentiated infrastructure and interconnection capabilities in support of our customers’ AI and non-AI workloads. We were built and continue to build for this opportunity, increasing our top-line revenue growth, improving profitability and scaling our metro-proximate capacity.”

Third-Quarter 2025 Results Summary
•Revenues
◦$2.316 billion, a 5% increase over the same quarter of the previous year on an as-reported and a normalized and constant currency basis, which includes a meaningful quarter over quarter step-up in recurring revenues
•Operating Income
◦$474 million, an operating margin of 20%, a 12% increase over the same quarter of the previous year, primarily from strong underlying operating performance
•Net Income Attributable to Common Stockholders and Net Income per Share Attributable to Common Stockholders
◦$374 million, a 26% increase over the same quarter of the previous year, primarily from higher income from operations
◦$3.81 per share, a 23% increase over the same quarter of the previous year
•Adjusted EBITDA
◦$1.148 billion, an adjusted EBITDA margin of 50%, a 10% increase over the same quarter of the previous year on an as-reported basis, or an 8% increase on a normalized and constant currency basis, exceeding the midpoint of guidance on a constant currency basis driven by strong operating performance
•AFFO and AFFO per Share
◦$965 million, an 11% increase over the same quarter of the previous year on an as-reported basis, or a 12% increase on a normalized and constant currency basis driven by strong operating performance and successful balance sheet management resulting in lower net interest expense
◦$9.83 per share, a 9% increase over the same quarter of the previous year on both an as-reported and a normalized and constant currency basis
Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.
All per-share results are presented on a fully diluted basis.
Business Highlights
•In line with its Build Bolder strategic move, the company continues to accelerate the delivery of capacity around the world and execute on numerous strategic land acquisitions. It recently closed on land deals in several metros, which brings total developable capacity to approximately 3 gigawatts, executing on plans to double its data center capacity by 2029.
◦Equinix currently has 58 major projects underway globally, including 12 xScale projects. In Q3, the company added seven new projects, including its Dallas 12 development, which is expected to deliver approximately 3,700 cabinets or 67 megawatts of capacity to this key metro.

◦In September, Equinix entered its 77th market in Chennai, India. With an initial investment of $69 million, the new facility will support local and global businesses by providing direct access to one of the world’s fastest-growing digital economies.
◦More than 75% of the company’s announced retail expansion spend is allocated to major metros, and more than 90% of its development is on owned land or owned buildings with long-term ground leases.
•In September, Equinix unveiled its Distributed AI infrastructure solution—including a new AI-ready backbone to support distributed AI deployments, a global AI Solutions Lab to test new solutions, and Equinix Fabric IntelligenceTM to further enhance support for inferencing workloads. Equinix Distributed AITM delivers globally distributed, interconnected infrastructure optimized for AI’s unique needs. This includes training, inference and data sovereignty, delivered through a programmable network spanning 273 data centers in 77 markets that enables secure, scalable and reliable AI operations worldwide. These new solutions—along with key partnerships with industry leaders, including Adobe, Dell, Groq, HPE, NVIDIA, WWT, Zayo and Zoom— were showcased at the company’s inaugural AI Summit.
•In Q3, the company closed over 4,400 deals with more than 3,400 customers. Equinix’s robust ecosystems continue to proliferate across a variety of sectors, including key verticals such as healthcare and life sciences, automotive, financial services, networks, and cloud and AI service providers. For example, Bristol Myers Squibb (BMS), a global leader in pharmaceutical innovation and oncology research leverages Equinix’s low-latency, high-performance digital infrastructure, to connect AI workloads with distributed data sources across geographies. This has helped BMS achieve significant cost savings while enhancing the precision and speed of oncology research and drug-target discovery.
•Equinix’s industry-leading global interconnection franchise continues to perform, with more than 499,000 total interconnections deployed across its footprint. In the third quarter of 2025, the company added 7,100 net physical and virtual connections due to accelerated hyperscaler integration and strategic diversification across the ecosystem. Interconnection revenues grew to $422 million, an as-reported increase of 10% year over year, or 8% on a normalized and constant currency basis, driven partially by a 57% year-over-year increase in Equinix Fabric® bookings.

◦In Q3, Equinix added two new native cloud on-ramps, in Barcelona and Dubai, adding to its industry-leading market share of the on-ramps to the major cloud service providers—key players in the AI ecosystem—in the markets in which Equinix operates. This underscores Equinix’s strategic value in reducing latency and maintaining close proximity to end-users—key factors for enterprises and service providers navigating distributed infrastructures.
•Equinix continues to drive progress in its Future First sustainability strategy, reinforcing its long-term commitment to environmental leadership.
◦The company recently announced the advancement of its power strategy in partnership with leading energy companies to develop reliable, sustainability-minded electricity solutions—including expanded utility arrangements, on-site generation technologies and next-generation nuclear energy—to support its global data centers. These agreements reflect Equinix’s focus on supporting the scale, efficiency and resiliency customers need through a comprehensive approach to power.
◦Highlighted in its 2025 Green Bond Allocation and Impact Report, as of June 30, 2025, Equinix has allocated $2.3 billion to 151 projects across 31 countries. Allocations to these projects supported the generation of 1.9 million MWh of renewable energy, are expected to yield annual energy savings of 197 GWh, and are projected to avoid an estimated 441,000 MTCO2e emissions per year.
◦For the first time ever, Equinix has achieved the EcoVadis Gold Medal, placing it among the top 5% of the approximately 150,000 companies assessed by EcoVadis globally. EcoVadis is one of the world’s most trusted providers of business sustainability ratings, offering rigorous and independent evaluations of companies’ sustainability performance —an assessment that is highly requested by our customers.

Business Outlook
2025 Guidance
(in millions, except per share data)

	Prior FY 2025 Guidance	Guidance Adjustment	Foreign Exchange Impact	Revised FY 2025 Guidance	Q4 2025 Guidance
Revenues	$9,233 - 9,333	+$0	-$15	$9,208 - 9,328	$2,411 - 2,531
Adjusted EBITDA Adjusted EBITDA Margin %	$4,517 - 4,597 ~49%	+$21	-$7	$4,531 - 4,611 ~49%	$1,187 - 1,267 49 - 50%
AFFO	$3,703 - 3,783	+$31	-$3	$3,731 - 3,811
AFFO per Share (Diluted)	$37.67 - 38.48	+$0.32	-$0.03	$37.95 - 38.77
Non-recurring Capital Expenditures (Includes xScale)	$3,520 - 4,000	+$3	-$9	$3,514 - 3,994
Recurring Capital Expenditures % of Revenues	$272 - 292 ~3%	+$7	-$1	$278 - 298 ~3%	$134 - 154 6%
Expected Cash Dividends	~$1,836	-	-	~$1,836

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation and other components of net income or loss from operations, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.
For the fourth quarter of 2025, the company expects revenues to range between $2.411 and $2.531 billion, an increase of 7% at the midpoint over the previous quarter on both an as-reported basis and a normalized and constant currency basis. This guidance includes a $4 million foreign currency benefit when compared to the average FX rates in Q3 2025. Adjusted EBITDA is expected to range between $1.187 and $1.267 billion. This guidance includes a $3 million foreign currency benefit when compared to the average FX rates in Q3 2025. Recurring capital expenditures are expected to range between $134 and $154 million.
For the full year of 2025, total revenues are expected to range between $9.208 and $9.328 billion, an as-reported increase of approximately 5 - 7% over the previous year, or a normalized and constant currency increase of approximately 7 - 8%. This updated guidance maintains prior full-year revenue guidance, offset by a $15 million negative foreign currency impact when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $4.531 and $4.611 billion, reflecting an adjusted EBITDA margin of 49%, an approximate 250 basis-point expansion over the previous year. This updated guidance includes an underlying raise of $21 million from better-than-expected business performance, partially offset by a $7 million negative foreign currency impact when compared to prior guidance. AFFO is expected to range between $3.731 and $3.811 billion, an increase of 11 - 14% over the previous year on an as-reported basis, or 11 - 13% on a normalized and constant currency basis. This updated guidance includes an underlying raise of $31 million from better-than-expected business performance and strong balance sheet management, partially offset by a $3 million negative foreign currency impact when compared to prior guidance rates. AFFO per share is expected to range between $37.95 and $38.77, an 8 - 11% as-reported increase over the previous year, or 8 - 10% on a normalized and constant currency basis. Total capital expenditures are expected to range between $3.792 and $4.292 billion. This includes non-recurring capital expenditures of between $3.514 and $3.994 billion and approximately $450 million of on-balance-sheet xScale-related spend, which we expect to be reimbursed as we transfer assets into our joint ventures. Recurring capital expenditures are expected to range between $278 and $298 million.
The U.S. dollar exchange rates used for 2025 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.13 to the Euro, $1.29 to the British Pound, S$1.29 to the U.S. Dollar, ¥148 to the U.S. Dollar, A$1.51 to the U.S. Dollar, HK$7.78 to the U.S. Dollar, R$5.32 to the U.S. Dollar and C$1.39 to the U.S. Dollar. The Q3 2025 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 10%, 9%, 5%, 3%, 3%, 3% and 2%, respectively.
Q3 2025 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended September 30, 2025, along with its future outlook, in its quarterly conference call on Wednesday, October 29, 2025, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Wednesday, December 31, 2025, by dialing 1-866-427-6422 and referencing the passcode 2025. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources

•Equinix Investor Relations Resources
About Equinix
Equinix, Inc. (Nasdaq: EQIX) shortens the path to boundless connectivity anywhere in the world. Its digital infrastructure, data center footprint and interconnected ecosystems empower innovations that enhance our work, life and planet. Equinix connects economies, countries, organizations and communities, delivering seamless digital experiences and cutting-edge AI—quickly, efficiently and everywhere.
Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing results of operations may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix also uses non-GAAP financial measures to evaluate its operations.
Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures. As such, Equinix provides a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should therefore exercise caution when comparing non-GAAP financial measures used by Equinix to similarly titled non-GAAP financial measures of other companies.
Equinix’s primary non-GAAP financial measures include Adjusted EBITDA and Adjusted Funds from Operations (“AFFO”) as described below. Equinix presents these measures to provide investors with additional tools to evaluate its results in a manner that focuses on what management believes to be its core, ongoing business operations. These measures exclude items which Equinix believes are generally not relevant to assessing its long-term performance. Both measures eliminate the impacts of depreciation and amortization, which are derived from historical costs and which Equinix believes are not indicative of current or future expenditures, and other items for which the frequency and amount of charges can vary based on the timing and significance of individual transactions. Equinix believes that presenting these non-GAAP financial measures provides consistency and comparability with past reports and that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze the company effectively.
Adjusted EBITDA is used by management to evaluate the operating strength and performance of its core, ongoing business, without regard to its capital or tax structures. It also aids in assessing the performance of, making operating decisions for, and allocating resources to its operating segments. In addition to the uses described above, Equinix believes this measure provides investors with a better understanding of the operating performance of the business and its ability to perform in subsequent periods.
Equinix defines adjusted EBITDA as net income excluding:
•income tax expense
•interest income
•interest expense
•other income or expense
•gain or loss on debt extinguishment
•depreciation, amortization and accretion expense
•stock-based compensation expense
•restructuring charges, which primarily include employee severance, facility closure costs, lease or other contract termination costs and advisory fees related to the realignment of management structure, operations or products
•impairment charges
•transaction costs
•gain or loss on asset sales
AFFO is derived from Funds from Operations (“FFO”) calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts. Both FFO and AFFO are non-GAAP measures commonly used in the REIT industry. Although these measures may not be directly comparable to similar measures used by other companies, Equinix believes that the presentation of these measures provides investors with an additional tool for comparing its performance with the performance of other companies in the REIT industry. Additionally, AFFO is a performance measure used in certain of the company’s employee incentive programs, and Equinix believes it is a useful measure in assessing its dividend-paying capacity, as it isolates the cash impact of certain income and expense items and considers the impact of recurring capital expenditures.
Equinix defines FFO as net income attributable to common stockholders excluding:
•gain or loss from the disposition of real estate assets

•depreciation and amortization on real estate assets
•adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items
Equinix defines AFFO as FFO adjusted for:
•depreciation and amortization expense on non-real estate assets
•accretion expense
•stock-based compensation expense
•stock-based charitable contributions
•restructuring charges, as described above
•impairment charges
•transaction costs
•an adjustment to remove the impacts of straight-lining installation revenue
•an adjustment to remove the impacts of straight-lining rent expense
•an adjustment to remove the impacts of straight-lining contract costs
•amortization of deferred financing costs and debt discounts and premiums
•gain or loss from the disposition of non-real estate assets
•gain or loss on debt extinguishment
•an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances, uncertain tax positions and deferred taxes
•recurring capital expenditures, which represent expenditures to extend the useful life of data centers or other assets that are required to support current revenues
•net income or loss from discontinued operations, net of tax
•adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items
Equinix provides normalized and constant currency growth rates for revenues, adjusted EBITDA, AFFO and AFFO per share. These growth rates assume foreign currency rates remain consistent across comparative periods. Revenue growth rates exclude the impact of net power pass-through, acquisitions, divestitures and the Equinix Metal® wind-down. Adjusted EBITDA growth rates exclude the impact of acquisitions, divestitures and integration costs. AFFO growth rates exclude the impact of acquisitions and related financing costs, divestitures, integration costs and balance sheet remeasurements. AFFO per share growth rates exclude the impact of integration costs and balance sheet remeasurements.
Equinix presents cash cost of revenues and cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A). These measures exclude depreciation, amortization,

accretion and stock-based compensation, which are not good indicators of Equinix’s current or future operating performance, as described above.
Equinix also presents free cash flow and adjusted free cash flow. Free cash flow is defined as net cash provided by (used in) operating activities plus net cash provided by (used in) investing activities excluding the net purchases of and distributions from equity investments. Adjusted free cash flow is defined as free cash flow excluding any real estate and business acquisitions, net of cash and restricted cash acquired. These measures are presented in order for lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s cash spending levels relative to its industry sector and competitors.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of building, and operating, IBX and xScale data centers, including related to sourcing suitable power and land, and any supply chain constraints or increased costs of supplies; the challenges of developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except share and per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Recurring revenues	$2,215	$2,143	$2,059	$6,445	$6,093
Non-recurring revenues	101	113	142	352	394
Revenues	2,316	2,256	2,201	6,797	6,487
Cost of revenues	1,142	1,084	1,098	3,310	3,271
Gross profit	1,174	1,172	1,103	3,487	3,216
Operating expenses:
Sales and marketing	219	221	237	669	682
General and administrative	470	451	434	1,359	1,315
Restructuring charges	5	2	—	17	—
Transaction costs	3	3	7	12	12
Impairment charges	4	1	—	5	—
(Gain) loss on asset sales	(1)	—	—	(1)	(18)
Total operating expenses	700	678	678	2,061	1,991
Income from operations	474	494	425	1,426	1,225
Interest and other income (expense):
Interest income	53	52	35	152	88
Interest expense	(128)	(135)	(117)	(385)	(331)
Other income (expense)	—	(7)	7	2	(6)
Gain (loss) on debt extinguishment	—	1	—	1	(1)
Total interest and other, net	(75)	(89)	(75)	(230)	(250)
Income before income taxes	399	405	350	1,196	975
Income tax expense	(25)	(38)	(54)	(112)	(147)
Net income from continuing operations	374	367	296	1,084	828
Net (income) loss attributable to non-controlling interests	—	1	1	1	1
Net income attributable to common stockholders	$374	$368	$297	$1,085	$829
Earnings (loss) per share ("EPS") attributable to common stockholders:
Basic EPS	$3.82	$3.76	$3.11	$11.10	$8.73
Diluted EPS	$3.81	$3.75	$3.10	$11.07	$8.69
Weighted-average shares for basic EPS (in thousands)	97,982	97,835	95,394	97,777	94,992
Weighted-average shares for diluted EPS (in thousands)	98,174	98,050	95,731	98,037	95,350

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$2,077	$3,081
Short-term investments	854	527
Accounts receivable, net	1,144	949
Other current assets	891	890
Total current assets	4,966	5,447
Property, plant and equipment, net	21,897	19,249
Operating lease right-of-use assets	1,439	1,419
Goodwill	5,945	5,504
Intangible assets, net	1,331	1,417
Other assets	2,482	2,049
Total assets	$38,060	$35,085
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,275	$1,193
Accrued property, plant and equipment	482	387
Current portion of operating lease liabilities	159	144
Current portion of finance lease liabilities	157	189
Current portion of mortgage and loans payable	17	5
Current portion of senior notes	699	1,199
Other current liabilities	280	232
Total current liabilities	3,069	3,349
Operating lease liabilities, less current portion	1,334	1,331
Finance lease liabilities, less current portion	2,140	2,086
Mortgage and loans payable, less current portion	687	644
Senior notes, less current portion	15,789	13,363
Other liabilities	861	760
Total liabilities	23,880	21,533
Redeemable non-controlling interest	25	25
Common stockholders' equity:
Common stock	—	—
Additional paid-in capital	21,503	20,895
Treasury stock	(24)	(39)
Accumulated dividends	(11,737)	(10,342)
Accumulated other comprehensive loss	(1,419)	(1,735)
Retained earnings	5,834	4,749
Total common stockholders' equity	14,157	13,528
Non-controlling interests	(2)	(1)
Total stockholders' equity	14,155	13,527
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$38,060	$35,085

Ending headcount by geographic region is as follows:
Americas headcount	6,034	5,952
EMEA headcount	4,705	4,653
Asia-Pacific headcount	3,114	3,001
Total headcount	13,853	13,606

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	September 30, 2025	December 31, 2024

Finance lease liabilities	$2,297	$2,275

Term loans	674	628
Mortgage payable and other loans payable	30	21
Total mortgage and loans payable principal	704	649

Senior notes	16,488	14,562
Plus: debt issuance costs and debt discounts	136	123
Total senior notes principal	16,624	14,685

Total debt principal outstanding	$19,625	$17,609

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended
	September 30, 2025	September 30, 2024

Cash flows from operating activities:
Net income	$1,084	$828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	1,515	1,509
Stock-based compensation	370	348
Impairment charges	5	—
(Gain) loss on asset sales	(1)	(18)
Other operating activities	21	70
Changes in operating assets and liabilities:
Accounts receivable	(180)	(153)
Income taxes, net	(91)	(14)
Operating lease right-of-use assets	122	117
Operating lease liabilities	(113)	(102)
Accounts payable and accrued expenses	(49)	(98)
Other assets and liabilities	84	(219)
Net cash provided by operating activities	2,767	2,268
Cash flows from investing activities:
Purchases of equity investments	(54)	(65)
Distributions from equity investments	17	—
Purchases of short-term investments	(1,092)	(450)
Maturity of short-term investments	770	—
Business acquisitions, net of cash acquired	(182)	—
Real estate acquisitions	(391)	(287)
Purchases of other property, plant and equipment	(2,875)	(2,079)
Proceeds from sale of assets, net of cash transferred	—	247
Settlement of foreign currency hedges	95	—
Investment in loan receivable	(62)	(196)
Loan receivable upfront fee	—	4
Net cash used in investing activities	(3,774)	(2,826)
Cash flows from financing activities:
Proceeds from employee equity programs	95	92
Payment of dividends	(1,395)	(1,230)
Proceeds from public offering of common stock, net of issuance costs	99	976
Proceeds from senior notes, net of debt discounts	2,566	1,524
Repayment of finance lease liabilities	(111)	(101)
Contribution from non-controlling interest	3	4
Repayment of senior notes	(1,200)	—
Other financing activities	(10)	(20)
Net cash provided by financing activities	47	1,245
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	43	(7)

	Nine Months Ended
	September 30, 2025	September 30, 2024
Net increase (decrease) in cash, cash equivalents, and restricted cash	(917)	680
Cash, cash equivalents and restricted cash at beginning of period	3,082	2,096
Cash, cash equivalents and restricted cash at end of period	$2,165	$2,776

Free cash flow (1)	$(970)	$(493)

Adjusted free cash flow (2)	$(397)	$(206)

(1)
We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases of and distributions from equity investments) as presented below:

Net cash provided by operating activities as presented above	$2,767	$2,268
Net cash used in investing activities as presented above	(3,774)	(2,826)
Less purchases of equity investments, net of distributions	37	65
Free cash flow	$(970)	$(493)

(2)	We define adjusted free cash flow as free cash flow as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:
Free cash flow as defined above	$(970)	$(493)
Less business acquisitions, net of cash and restricted cash acquired	182	—
Less real estate acquisitions	391	287
Adjusted free cash flow	$(397)	$(206)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
($ in millions, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Recurring revenues	$2,215	$2,143	$2,059	$6,445	$6,093
Non-recurring revenues	101	113	142	352	394
Revenues (1)	2,316	2,256	2,201	6,797	6,487

Cash cost of revenues (2)	752	707	732	2,186	2,162
Cash gross profit (3)	1,564	1,549	1,469	4,611	4,325

Cash operating expenses (4):
Cash sales and marketing expenses	144	146	162	450	460
Cash general and administrative expenses	272	274	259	817	789
Total cash operating expenses (4)	416	420	421	1,267	1,249

Adjusted EBITDA (5)	$1,148	$1,129	$1,048	$3,344	$3,076

Cash gross margins (6)	68%	69%	67%	68%	67%

Adjusted EBITDA margins (7)	50%	50%	48%	49%	47%

FFO (8)	$707	$689	$609	$2,043	$1,759

AFFO (9)(10)	$965	$972	$866	$2,884	$2,586

Basic FFO per share (11)	$7.22	$7.04	$6.38	$20.89	$18.52

Diluted FFO per share (11)	$7.20	$7.03	$6.36	$20.84	$18.45

Basic AFFO per share (11)	$9.85	$9.94	$9.08	$29.50	$27.22

Diluted AFFO per share (11)	$9.83	$9.91	$9.05	$29.42	$27.12

		Three Months Ended			Nine Months Ended
		September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$682	$654	$617	$1,972	$1,848
	Interconnection	239	231	224	699	658
	Managed infrastructure	61	62	66	186	198
	Other	5	4	7	12	20
	Recurring revenues	987	951	914	2,869	2,724
	Non-recurring revenues	48	53	44	171	139
	Revenues	$1,035	$1,004	$958	$3,040	$2,863

	EMEA Revenues:

	Colocation	$588	$572	$566	$1,727	$1,658
	Interconnection	100	96	86	283	253
	Managed infrastructure	39	38	35	112	104
	Other	29	26	26	82	74
	Recurring revenues	756	732	713	2,204	2,089
	Non-recurring revenues	28	35	30	90	102
	Revenues	$784	$767	$743	$2,294	$2,191

	Asia-Pacific Revenues:

	Colocation	$367	$359	$337	$1,068	$1,004
	Interconnection	83	80	74	240	215
	Managed infrastructure	18	17	17	52	50
	Other	4	4	4	12	11
	Recurring revenues	472	460	432	1,372	1,280
	Non-recurring revenues	25	25	68	91	153
	Revenues	$497	$485	$500	$1,463	$1,433

	Worldwide Revenues:

	Colocation	$1,637	$1,585	$1,520	$4,767	$4,510
	Interconnection	422	407	384	1,222	1,126
	Managed infrastructure	118	117	118	350	352
	Other	38	34	37	106	105
	Recurring revenues	2,215	2,143	2,059	6,445	6,093
	Non-recurring revenues	101	113	142	352	394
	Revenues	$2,316	$2,256	$2,201	$6,797	$6,487

		Three Months Ended			Nine Months Ended
		September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,142	$1,084	$1,098	$3,310	$3,271
	Depreciation, amortization and accretion expense	(375)	(361)	(351)	(1,079)	(1,066)
	Stock-based compensation expense	(15)	(16)	(15)	(45)	(43)
	Cash cost of revenues	$752	$707	$732	$2,186	$2,162

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below. We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below. We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Sales and marketing expense	$219	$221	$237	$669	$682
	Depreciation and amortization expense	(50)	(50)	(50)	(147)	(151)
	Stock-based compensation expense	(25)	(25)	(25)	(72)	(71)
	Cash sales and marketing expense	144	146	162	450	460
	General and administrative expense	470	451	434	1,359	1,315
	Depreciation and amortization expense	(108)	(91)	(93)	(289)	(292)
	Stock-based compensation expense	(90)	(86)	(82)	(253)	(234)
	Cash general and administrative expenses	272	274	259	817	789
	Cash operating expense	$416	$420	$421	$1,267	$1,249

(5)	We define adjusted EBITDA as net income excluding income tax expense or benefit, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and gain or loss on asset sales as presented below:

	Net income	$374	$367	$296	$1,084	$828
	Income tax expense (benefit)	25	38	54	112	147
	Interest income	(53)	(52)	(35)	(152)	(88)
	Interest expense	128	135	117	385	331
	Other (income) expense	—	7	(7)	(2)	6
	(Gain) loss on debt extinguishment	—	(1)	—	(1)	1
	Depreciation, amortization and accretion expense	533	502	494	1,515	1,509
	Stock-based compensation expense	130	127	122	370	348
	Restructuring charges	5	2	—	17	—
	Impairment charges	4	1	—	5	—
	Transaction costs	3	3	7	12	12

		Three Months Ended			Nine Months Ended
		September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	(Gain) loss on asset sales	(1)	—	—	(1)	(18)
	Adjusted EBITDA	$1,148	$1,129	$1,048	$3,344	$3,076
	Americas	489	466	427	1,398	1,287
	EMEA	384	399	372	1,148	1,024
	Asia-Pacific	275	264	249	798	765
	Adjusted EBITDA	$1,148	$1,129	$1,048	$3,344	$3,076

(6)	We define cash gross margins as cash gross profit divided by revenues.

(7)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

(8)	FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income	$374	$367	$296	$1,084	$828
	Net (income) loss attributable to non-controlling interests	—	1	1	1	1
	Net income (loss) attributable to common stockholders	374	368	297	1,085	829
	Adjustments:
	Real estate depreciation	324	312	308	933	930
	(Gain) loss on disposition of real estate assets	(1)	1	(3)	—	(19)
	Adjustments for FFO from unconsolidated joint ventures	10	8	7	25	19
	FFO attributable to common stockholders	$707	$689	$609	$2,043	$1,759

(9)	AFFO is defined as FFO adjusted for depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss from the disposition of non-real estate assets, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax, and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$707	$689	$609	$2,043	$1,759
	Adjustments:
	Installation revenue adjustment	6	8	(1)	16	(3)
	Straight-line rent expense adjustment	1	5	4	9	15
	Contract cost adjustment	(8)	(10)	(6)	(25)	(16)
	Amortization of deferred financing costs and debt discounts	6	6	5	17	15
	Stock-based compensation expense	130	127	122	370	348

		Three Months Ended			Nine Months Ended
		September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	Stock-based charitable contributions	—	3	—	3	3
	Non-real estate depreciation expense	155	137	136	426	426
	(Gain) loss on disposition of non-real estate assets	(3)	—	—	(1)	—
	Amortization expense	51	50	52	149	155
	Accretion expense adjustment	3	3	(2)	7	(2)
	Recurring capital expenditures	(64)	(55)	(69)	(145)	(135)
	(Gain) loss on debt extinguishment	—	(1)	—	(1)	1
	Restructuring charges	5	2	—	17	—
	Transaction costs	3	3	7	12	12
	Impairment charges	4	1	—	5	—
	Income tax expense adjustment	(29)	4	10	(19)	14
	Adjustments for AFFO from unconsolidated joint ventures	(2)	—	(1)	1	(6)
	AFFO attributable to common stockholders	$965	$972	$866	$2,884	$2,586

(10)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$1,148	$1,129	$1,048	$3,344	$3,076
	Adjustments:
	Interest expense, net of interest income	(75)	(83)	(82)	(233)	(243)
	Amortization of deferred financing costs and debt discounts	6	6	5	17	15
	Income tax expense	(25)	(38)	(54)	(112)	(147)
	Income tax expense adjustment	(29)	4	10	(19)	14
	Straight-line rent expense adjustment	1	5	4	9	15
	Stock-based charitable contributions	—	3	—	3	3
	Contract cost adjustment	(8)	(10)	(6)	(25)	(16)
	Installation revenue adjustment	6	8	(1)	16	(3)
	Recurring capital expenditures	(64)	(55)	(69)	(145)	(135)
	Other income (expense)	—	(7)	7	2	(6)
	Adjustments for (gain) loss on asset dispositions	(3)	1	(3)	—	(1)
	Adjustments for unconsolidated JVs and non-controlling interests	8	9	7	27	14
	AFFO attributable to common stockholders	$965	$972	$866	$2,884	$2,586

(11)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	97,982	97,835	95,394	97,777	94,992
Effect of dilutive securities:
Employee equity awards (in thousands)	192	215	337	260	358
Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	98,174	98,050	95,731	98,037	95,350

Basic FFO per share	$7.22	$7.04	$6.38	$20.89	$18.52
Diluted FFO per share	$7.20	$7.03	$6.36	$20.84	$18.45

Basic AFFO per share	$9.85	$9.94	$9.08	$29.50	$27.22
Diluted AFFO per share	$9.83	$9.91	$9.05	$29.42	$27.12